CFO Commentary on Third Quarter Fiscal Year 2016 Results

Q3 FY 2016 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q3 FY16	Q2 FY16	Q3 FY15	Q/Q	Y/Y
Revenue	$1,305	$1,153	$1,225	up 13%	up 7%
Gross margin	56.3%	55.0%	55.2%	up 130 bps	up 110 bps
Operating expenses	$489	$558	$463	down 12%	up 6%
Operating income	$245	$76	$213	up 222%	up 15%
Net income	$246	$26	$173	up 846%	up 42%
Diluted earnings per share	$0.44	$0.05	$0.31	up 780%	up 42%

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q3 FY16	Q2 FY16	Q3 FY15	Q/Q	Y/Y
Revenue	$1,305	$1,153	$1,225	up 13%	up 7%
Gross margin	56.5%	56.6%	55.5%	down 10 bps	up 100 bps
Operating expenses	$430	$421	$415	up 2%	up 4%
Operating income	$308	$231	$264	up 33%	up 17%
Net income	$255	$190	$220	up 34%	up 16%
Diluted earnings per share	$0.46	$0.34	$0.39	up 35%	up 18%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q3 FY16	Q2 FY16	Q3 FY15	Q/Q	Y/Y
GPU	$1,110	$959	$991	up 16%	up 12%
Tegra Processor	129	128	168	up 1%	down 23%
Other	66	66	66	--	--
Total	$1,305	$1,153	$1,225	up 13%	up 7%

Third quarter revenue increased 7 percent year over year to $1.305 billion. Growth was driven by GeForce® GTX GPUs for gaming and automotive systems.

GPU revenue was $1.110 billion, up 16 percent sequentially and up 12 percent from a year earlier. GeForce GTX continues to be a growth driver. Gaming GPU revenue grew 40 percent from a year ago to record levels. Professional visualization revenue from Quadro® was $190 million, up 8 percent sequentially, and down 8 percent from a year ago. Datacenter revenue, including Tesla® and GRID™, reached over $80 million, up 13 percent sequentially and down 8 percent from a year earlier.

Overall Tegra® Processor revenue of $129 million was up 1 percent sequentially. Sales were down 23 percent year on year, reflecting the end-of-life of OEM smartphones and tablets, partially offset by revenue from Tegra development services and automotive. Automotive revenue of $79 million from infotainment modules and product-development contracts increased 11 percent sequentially and was up more than 50 percent from a year earlier.

License revenue from our patent license agreement with Intel remained flat at $66 million.

Gross Margin
GAAP gross margin for the third quarter was 56.3 percent; non-GAAP gross margin was 56.5 percent. GAAP and non-GAAP gross margins increased from a year ago reflecting growth in gaming revenue. GAAP gross margin increased sequentially as the previous quarter included a charge related to the NVIDIA SHIELD™ tablet recall; non-GAAP gross margin was nearly flat sequentially, as the growth in gaming revenue was offset by inventory provisions related primarily to older generation Tegra products.

Expenses
GAAP operating expenses for the third quarter were $489 million, including $8 million in restructuring and other charges, $15 million in legal fees associated with our litigation against Samsung and Qualcomm, and $51 million in stock-based compensation and other charges. Non-GAAP operating expenses were $430 million, below our outlook of $435 million.

Restructuring and Other
During the quarter, we continued the wind-down of our Icera® modem operations.

Our GAAP operating expenses included $8 million of restructuring and other charges - consisting of $2 million in severance and benefits, $5 million from lease obligations and the write-down of physical assets, and $1 million of other exit costs.

In the fourth quarter of the fiscal year, we expect to incur restructuring charges of $25 million to $35 million related to the final phase in our wind-down of the Icera modem operations.

The Icera wind-down is expected to benefit non-GAAP operating expenses in the fourth quarter of the year and, as noted previously, we will carefully invest in our growth initiatives of deep learning, self-driving cars and gaming. We expect fiscal 2016 non-GAAP operating expenses to be approximately flat with fiscal 2015, excluding litigation costs, which are anticipated to be in the range of $70 million to $80 million as we defend our intellectual property.

Operating Income, OI&E, and Taxes
GAAP operating income for the third quarter was $245 million, up from $213 million a year earlier, reflecting strong revenue growth from GeForce GTX gaming GPUs. Non-GAAP operating income was $308 million, up 17 percent from $264 million a year earlier.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. OI&E for the quarter included $12 million of interest expense primarily associated with our convertible debt, $9 million of interest income from our investment portfolio and $3 million of other income.

For the third quarter, our GAAP effective tax rate was a benefit of 0.5 percent, which included the benefit of a $49 million tax reserve release related to Icera. Our non-GAAP effective tax rate was 18.0 percent, higher than 17.5 percent a year earlier.

Net Income and EPS
For the third quarter, GAAP net income was $246 million, and GAAP earnings per diluted share were $0.44, inclusive of restructuring and other charges of $0.01 per diluted share in connection with the wind-down of Icera, and a benefit of $0.09 per diluted share associated with a tax reserve release.

Non-GAAP net income was $255 million, and non-GAAP earnings per diluted share were $0.46 for the third quarter, up 16 and 18 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Capital Return
During the third quarter, we paid $53 million in cash dividends and received an additional 4.6 million shares at the close of the accelerated share repurchase agreement that we had entered into in the previous quarter.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned approximately $2.819 billion to shareholders.  This return represents 109 percent of our cumulative free cash flow for fiscal years 2013 through 2016 to date, reflecting the acceleration of our capital return program from cash generated in prior years.  We intend to return $800 million to shareholders in fiscal 2016 through quarterly cash dividends and share repurchases. For the first nine months of fiscal 2016, we have returned $604 million to shareholders.

For fiscal 2017, we intend to return approximately $1.0 billion to shareholders through ongoing quarterly cash dividends and share repurchases.

We announced an 18 percent increase in our quarterly cash dividend to $0.115 per share from $0.0975 per share, to be paid with our next quarterly cash dividend on December 14, 2015, to all shareholders of record on November 20, 2015.

Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the third quarter were $4.728 billion, compared with $4.505 billion at the end of the prior quarter, reflecting the growth in operating cash flow, partially offset by the quarterly cash dividend.

Accounts receivable at the end of the quarter was $536 million, up from $514 million in the prior quarter. The sequential increase was primarily due to the growth in revenue for the quarter. DSO at quarter-end was 37 days, down from 41 days in the prior quarter and 42 days in the third quarter of fiscal 2015.

Inventory at the end of the quarter was $425 million, down from $441 million in the prior quarter, and up from $408 million a year earlier. DSI at quarter-end was 68 days, down from 77 days in the prior quarter, and flat compared to the third quarter of fiscal 2015.

Cash flow from operating activities was $255 million, up from $163 million in the prior quarter, and up from $216 million a year earlier. The sequential increase was primarily due to the increase in net income resulting from revenue growth.

Free cash flow was $239 million in the third quarter, compared with $139 million in the previous quarter and $176 million a year earlier.

Depreciation and amortization expense for the third quarter amounted to $48 million. Capital expenditures were $16 million.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2016 is as follows:

•	Revenue is expected to be $1.30 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 56.7 percent and 57.0 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $503 million. Non-GAAP operating expenses are expected to be approximately $445 million.

•	GAAP and non-GAAP tax rates for the fourth quarter of fiscal 2016 are both expected to be 20 percent, plus or minus one percent.

•	The above GAAP outlook excludes restructuring charges, which are expected to be in the range of $25 million to $35 million, in the fourth quarter of fiscal 2016.

•	Capital expenditures are expected to be approximately $20 million to $30 million.
______________
For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, product warranty charge, acquisition-related costs, restructuring and other charges, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: GeForce GTX continuing to be a growth driver; expected restructuring charges and the expected benefit to non-GAAP operating expenses from the Icera wind-down; our investment in growth initiatives of deep learning, self-driving cars and gaming; expected fiscal 2016 non-GAAP operating expenses; anticipated litigation costs; our intention to return $800 million to shareholders in fiscal 2016; our intention to return $1 billion to shareholders in fiscal 2017; our financial outlook for the fourth quarter of fiscal 2016; and our tax rates for the fourth quarter of fiscal 2016 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 26, 2015. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2015 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, Icera, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 26,	October 25,	October 26,
	2015	2015	2014	2015	2014

GAAP gross profit	$734	$634	$676	$2,020	$1,900
GAAP gross margin	56.3%	55.0%	55.2%	56.0%	55.4%
Stock-based compensation expense included in cost of revenue (A)	4	3	4	10	8
Product warranty charge (B)	—	15	—	15	—
Non-GAAP gross profit	$738	$652	$680	$2,045	$1,908
Non-GAAP gross margin	56.5%	56.6%	55.5%	56.7%	55.6%

GAAP operating expenses	$489	$558	$463	$1,525	$1,372
Stock-based compensation expense included in operating expense (A)	(47)	(44)	(38)	(134)	(107)
Acquisition-related costs (C)	(4)	(4)	(10)	(18)	(28)
Restructuring and other charges	(8)	(89)	—	(97)	—
Non-GAAP operating expenses	$430	$421	$415	$1,276	$1,237

GAAP operating income	$245	$76	$213	$495	$528
Total impact of non-GAAP adjustments to operating income	63	155	51	274	143
Non-GAAP operating income	$308	$231	$264	$769	$671

GAAP other income (expense), net	$—	$(4)	$(4)	$(6)	$(1)
Gains from non-affiliated investments	(4)	—	—	(4)	(14)
Interest expense related to amortization of debt discount	7	7	7	21	21
Non-GAAP other income, net	$3	$3	$3	$11	$6

GAAP net income	$246	$26	$173	$406	$437
Total pre-tax impact of non-GAAP adjustments	66	163	58	291	150
Income tax impact of non-GAAP adjustments	(57)	1	(11)	(65)	(27)
Non-GAAP net income	$255	$190	$220	$632	$560

	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 26,	October 25,	October 26,
	2015	2015	2014	2015	2014
Diluted net income per share
GAAP	$0.44	$0.05	$0.31	$0.72	$0.77
Non-GAAP	$0.46	$0.34	$0.39	$1.13	$0.99

Weighted average shares used in diluted net income per share computation
GAAP	565	556	558	563	566
Anti-dilution impact from note hedge (D)	(10)	(4)	—	(6)	—
Non-GAAP	555	552	558	557	566

Metrics:
GAAP net cash provided by operating activities	$255	$163	$216	$664	$463
Purchase of property and equipment and intangible assets	(16)	(24)	(40)	(71)	(91)
Free cash flow	$239	$139	$176	$593	$372

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 26,	October 25,	October 26,
	2015	2015	2014	2015	2014
Cost of revenue	$4	$3	$4	$10	$8
Research and development	$28	$27	$22	$82	$65
Sales, general and administrative	$19	$17	$16	$53	$42

(B) Represents warranty charge associated with product recall.

(C) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(D) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2016 Outlook
GAAP gross margin	56.7%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	57.0%

Q4 FY2016 Outlook
(In millions)

GAAP operating expenses	$503
Stock-based compensation expense and acquisition-related costs	(58)
Non-GAAP operating expenses	$445